Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Reports Record Fourth Quarter and Full Year

2008 Financial Results

PORTLAND, OR - February 5, 2009 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the fourth quarter ended December 31, 2008. Revenue was $302.3 million, up 25% compared to fourth quarter 2007 revenue of $242.6 million. Operating income for the quarter was $88.1 million, up 40% from $62.9 million in the fourth quarter of 2007. Net income for the quarter was $65.3 million, or $0.41 per diluted share, compared with net income of $46.6 million, or $0.30 per diluted share, in the fourth quarter a year ago. Cash provided by operations during the quarter was $90.1 million.

Revenue from the Company’s Government Systems division increased 50% over the fourth quarter of 2007, to a record $172.0 million, driven by strength in airborne and land-based applications. Revenue from the Company’s Commercial Vision Systems division increased 12% over the fourth quarter of last year, to $42.4 million, reflecting strong growth in the security and surveillance market. Revenue from the Company’s Thermography division decreased 3% from the fourth quarter of last year, to $87.9 million. Excluding the effect of exchange rates, total Thermography revenue increased by approximately 3% in the quarter. The Extech Instruments and Cedip Infrared Systems acquisitions contributed approximately $13.2 million in Thermography revenue in the fourth quarter of 2008, compared with $5.4 million in the fourth quarter of 2007. Thermography unit volumes, excluding Extech and Cedip products, increased by 33% in the fourth quarter of 2008 compared to the fourth quarter of 2007.

Revenue for the year ended December 31, 2008 was $1,077.0 million, up 38% compared to $779.4 million for the year ended December 31, 2007. Operating income for 2008 was $284.5 million, up 48% from $191.8 million during 2007. Net income for 2008 was $203.7 million, or $1.28 per diluted share, compared with 2007 net income of $136.7 million, or $0.89 per diluted share. Cash provided by operations during the year was $218.3 million.

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FLIR Systems Reports Record Fourth Quarter and Full Year 2008

Financial Results

February 5, 2009

The backlog of firm orders for delivery within the next twelve months was approximately $663 million at December 31, 2008, an increase of $13 million during the quarter, and an increase of $270 million, or 69% compared with backlog at December 31, 2007. Backlog in the Government Systems division was $552 million, up $5 million during the quarter, as demand remained strong across multiple product lines. Backlog in the Commercial Vision Systems division was $91 million, up $10 million during the quarter due primarily to strong demand for its security and surveillance product lines. Backlog in the Thermography division was $19 million, down $3 million during the quarter.

“We are very pleased with our financial performance in 2008, as we recorded our eighth straight year of record revenue, operating income and earnings per share, and achieved the highest operating income margin and cash flow from operations in the Company’s history,” noted Earl Lewis, President and CEO. “We are well positioned for continued growth, and each of our divisions remains focused on their core strategies. Our 2009 outlook anticipates continued growth in all three divisions, particularly our Government Systems and Commercial Vision Systems businesses, which are supported by strong backlogs. We have taken a more cautious outlook for Thermography due to expected weak economic conditions through 2009.”

Revenue and Earnings Outlook for 2009

FLIR also announced today that it expects net revenue in fiscal 2009 to be in the range of $1.2 billion to $1.25 billion, an increase of approximately 14% compared with 2008, and net earnings to be in the range of $1.40 to $1.47 per diluted share, an increase of approximately 12% compared with 2008. This guidance assumes slower revenue growth in the Thermography division than originally expected as a result of continued economic weakness, and assumes a tax rate for the year of 32% to 34%, and an average diluted share count of approximately 164 million shares.

FLIR Systems Reports Record Fourth Quarter and Full Year 2008

Financial Results

February 5, 2009

Conference Call

FLIR has scheduled a conference call at 11:00 am EST today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 3:00 PM EST at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #80367906 after 3:00 PM EST.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s website at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned “Revenue and Earnings Outlook for 2009” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue	$302,349	$242,634	$1,076,974	$779,397
Cost of goods sold	128,862	105,395	470,832	346,167

Gross profit	173,487	137,239	606,142	433,230
Operating expenses:
Research and development	21,668	20,835	89,964	72,458
Selling, general and administrative	63,740	53,540	231,687	168,940

Total operating expenses	85,408	74,375	321,651	241,398
Earnings from operations	88,079	62,864	284,491	191,832
Interest expense	2,107	2,681	8,987	10,230
Other income, net	(10,756)	(5,016)	(19,383)	(9,551)

Earnings before income taxes	96,728	65,199	294,887	191,153
Income tax provision	31,404	18,602	91,154	54,442

Net earnings	$65,324	$46,597	$203,733	$136,711

Net earnings per share:
Basic	$0.47	$0.34	$1.47	$1.02

Diluted	$0.41	$0.30	$1.28	$0.89

Weighted average shares outstanding:
Basic	139,679	136,224	138,490	134,244

Diluted	162,728	161,426	162,901	159,241

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$289,442	$203,681
Accounts receivable, net	239,183	203,371
Inventories	207,487	179,366
Prepaid expenses and other current assets	59,824	58,056
Deferred income taxes, net	16,566	11,033

Total current assets	812,502	655,507
Property and equipment, net	122,304	120,873
Deferred income taxes, net	5,047	2,237
Goodwill	225,685	176,230
Intangible assets, net	56,174	52,819
Other assets	22,195	16,650

	$1,243,907	$1,024,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$4	$19,000
Accounts payable	47,823	53,990
Deferred revenue	27,554	14,371
Accrued payroll and related liabilities	43,337	39,431
Accrued product warranties	7,826	6,594
Advance payments from customers	19,183	9,156
Other current liabilities	26,527	14,600
Accrued income taxes	—	3,752
Current portion of long-term debt	21	7

Total current liabilities	172,275	160,901
Long-term debt	190,318	207,889
Deferred income taxes	5,983	1,902
Accrued income taxes	5,697	4,295
Pension and other long-term liabilities	29,572	26,054
Commitments and contingencies
Shareholders’ equity	840,062	623,275

	$1,243,907	$1,024,316